[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.11

Execution Version

October 22, 2013

BHI Limited Partnership

275 boul. Armand Frappier

Laval, Quebec

H7V 4A7

Attention:      Tony Matzouranis

Telecopier:    [*]

Alzheon, Inc.

394 Lowell Street, Suite 9

Lexington, MA 02420

Attention:      Martin Tolar, MD, PhD, Founder, President and Chief Executive Officer

Telecopier:    [*]

Re: Sublicensing	Arrangement with Alzheon, Inc. (“Alzheon”)

Ladies and Gentlemen:

Reference is hereby made to that certain License Agreement between FB Health S.p.A (“FB Health”) and BHI Limited Partnership (“Bellus”), of even date herewith (the “Bellus License Agreement”). All capitalized terms used but not defined herein shall have the meaning set forth in the Bellus License Agreement.

As you are aware, pursuant to the Bellus License Agreement, Bellus has licensed to FB Health certain Patent Rights and Know-How owned or Controlled by Bellus and has granted to FB Health certain rights related thereto. As contemplated by Section 2.3 of the Bellus License Agreement, simultaneously with the execution of this letter agreement (this “Letter Agreement”), FB Health is entering into an agreement with Alzheon pursuant to which FB Health is sublicensing to Alzheon all of the rights licensed or otherwise granted to FB Health by Alzheon under the Bellus License Agreement, subject to certain rights retained by FB Health with respect to Italy (the “Alzheon Sublicense Agreement”). The Alzheon Sublicense Agreement is attached hereto as Exhibit A. By executing this Letter Agreement, Bellus hereby acknowledges that FB Health is granting a sublicense of its rights under the Bellus Agreement to Alzheon in accordance with Section 2.3 of the Bellus License Agreement and consents to such sublicense and other assignment of rights granted in the Alzheon Sublicense Agreement.

1. No Breach. Bellus confirms that, as of the date of this Letter Agreement: (i) the Bellus License Agreement remains in full force and effect; and (ii) it has not given any notice to FB Health of any breach by FB Health under the Bellus License Agreement.

2. Effective Date. The provisions of this Letter Agreement shall be effective from the date of this Letter Agreement written above.

3. Breach under Bellus License Agreement. In the event of any default, breach or violation by FB Health of the Bellus License Agreement, Bellus shall promptly notify Alzheon in writing of such breach, and Alzheon shall have the right, but not the obligation, to cure such default, breach or violation on behalf of FB Health within [ * ] after Alzheon’s receipt from Bellus of written notification of such default, breach or violation. During such [ * ] cure period, Bellus shall not terminate the Bellus License Agreement as a result of such breach.

4. Amendments to Bellus License Agreement. Bellus shall give prompt notice to Alzheon, together with a detailed summary of outstanding issues if Alzheon so requests, of any notice received from or given to FB Health of any proposed amendments or proposed modifications of, or any proposed waivers under, the Bellus License Agreement.

5. Option to Obtain a License Directly from Bellus Upon Termination of the Bellus License Agreement. In the event Bellus has the right to terminate the Bellus License Agreement for any reason, and the Alzheon Sublicense Agreement is in force and effect as of the proposed date of termination of the Bellus License Agreement, Bellus shall promptly notify Alzheon, and Alzheon shall have the right to obtain directly from Bellus, a license agreement on substantially the same terms and conditions set forth in the Bellus License Agreement (such right, the “License Option”). Alzheon may exercise the License Option by providing a written notice to Bellus within [ * ] from the date that Bellus notifies Alzheon that Bellus has the right to terminate the Bellus License Agreement. If Alzheon exercises the License Option, Bellus shall enter into a license agreement directly with Alzheon (the “New License Agreement”) on substantially the same terms and conditions as those set forth in the Bellus License Agreement; provided, however, (i) that Bellus shall agree in the New License Agreement to terms providing that in no event shall Alzheon be liable to Bellus for any actual or alleged breach by FB Health of the Bellus License Agreement; (ii) that the financial terms of the New License Agreement shall in no event be greater than the corresponding financial terms set forth in the Bellus License Agreement; and (iii) that in no event shall Bellus be obligated to accept provisions in any New License Agreement unless such provisions correspond to rights granted, or covenants made, by Bellus to FB Health under the Bellus License Agreement. Bellus shall not terminate the Bellus License Agreement until the New License Agreement is fully executed and in full force and effect. FB Health acknowledges and agrees that all of Alzheon’s payment obligations under the Alzheon Sublicense Agreement shall automatically terminate upon execution of the New License Agreement to the extent that they are required payments under the New License Agreement.

6. Clarifications of Rights and Obligations under the Bellus License Agreement and Alzheon Sublicense Agreements.

(a) Bellus acknowledges and agrees that Alzheon shall have the right to grant sublicenses to all or any portion of the rights under the license by FB Health to Alzheon pursuant to Section 2.1 of the Alzheon Sublicense Agreement (including any such rights under the Bellus License Agreement that are sublicensed to Alzheon thereunder), provided that any such sublicense complies with the requirements set forth in Section 2.3 of the Alzheon Sublicense Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) Bellus and FB Health acknowledge and agree that Section 2.4 of the Bellus License Agreement is hereby amended, superseded and replaced in its entirety to read as follows: “[ * ].”

(c) Upon the occurrence of any Insolvency Event with respect to Bellus, FB Health shall, upon Alzheon’s request, exercise any and all rights granted to FB Health under Section 2.5 of the Bellus License Agreement and/or any and all of FB Health’s rights, elections, powers and remedies existing at law or in equity (including the Bankruptcy Code). In the event that FB Health fails to exercise such rights within [ * ] after Alzheon’s request, FB Health hereby irrevocably appoints Alzheon as its attorney-in-fact with the right, authority and ability to exercise such rights on behalf of FB Health, and Bellus hereby acknowledges such appointment and agrees to accept Alzheon’s exercise of such rights on behalf of FB Health. FB Health and Bellus acknowledge and agree that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of FB Health at any time.

(d) Bellus and FB Health acknowledge and agree that a new sentence is hereby added to the end of Section 2.6 of the Bellus License Agreement: “[ * ].”

(e) Bellus acknowledges and agrees that the diligence obligations set forth in Section 3.1.2 of the Alzheon License Agreement shall satisfy the requirements of Sections 2.3 and 3.1.2 of the Bellus License Agreement.

(f) The parties hereto agree that, at the request of FB Health, Alzheon shall make any payments owed by Alzheon to FB Health under Section 4.1 of the Alzheon Sublicense Agreement directly to Bellus, as consideration for amounts owed by FB to Bellus under the Bellus License Agreement. Such payments by Alzheon to Bellus shall fully satisfy Alzheon’s obligation to make such payments to FB Health under the Alzheon Sublicense Agreement.

(g) Notwithstanding anything to the contrary set forth in Article 5 of the Bellus License Agreement, FB Health may disclose Confidential Information of Bellus to Alzheon, provided that such disclosure complies with the requirements of Section 5.2 of the Bellus License Agreement. The parties hereto recognize that, from time to time, Alzheon might receive from Bellus or FB Health Confidential Information of Bellus (or other information that would have constituted Confidential Information of Bellus under the Bellus License Agreement if it had been disclosed by Bellus to FB Health) (collectively, “Bellus Information”). The parties hereto agree that the terms and conditions of Article 5 of the Alzheon Sublicense Agreement that apply to Confidential Information of FB Health shall also apply to such Bellus Information, except that references in Article 5 to the “other Party” with respect to such Bellus Information shall be deemed to refer to Bellus, not FB Health.

(h) Notwithstanding anything to the contrary set forth in Article 5 of the Alzheon Sublicense Agreement, FB Health may disclose Confidential Information of Alzheon to Bellus, provided that such disclosure complies with the requirements of Section 5.2 of the Alzheon Sublicense Agreement. The parties hereto recognize that, from time to time, Bellus might receive from Alzheon or FB Health Confidential Information of Alzheon (or other information that would have constituted Confidential Information of Alzheon under the Alzheon Sublicense Agreement if it had been disclosed by Alzheon to FB Health) (collectively, “Alzheon

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Information”). The parties hereto agree that the terms and conditions of Article 5 of the Bellus License Agreement that apply to Confidential Information of FB Health shall also apply to such Alzheon Information, except that references in Article 5 to the “other Party” with respect to such Alzheon Information shall be deemed to refer to Alzheon, not FB Health.

(i) The parties hereto agree that: (i) Bellus may not publicly disclose the existence or terms or any other matter of fact regarding the Alzheon Sublicense Agreement without the prior written consent of Alzheon (except to the extent such disclosure would be permitted under Section 5.4 of the Bellus License Agreement if it applied to the Alzheon Sublicense Agreement); (ii) none of the parties hereto may publicly disclose the existence or terms or any other matter of fact regarding this Letter Agreement without the prior written consent of each of the other parties hereto (except to the extent such disclosure would be permitted under Section 5.4 of the Alzheon Sublicense Agreement if it applied to this Letter Agreement); and (iii) following the execution of the Alzheon Sublicense Agreement, the parties shall issue a mutually agreed joint press release, in the form attached hereto as Exhibit B.

(j) The representatives designated by each of Bellus, FB Health and Alzheon pursuant to Article 6 of the Bellus License Agreement or Article 6 of the Alzheon Sublicense Agreement, as applicable, shall coordinate and serve to facilitate communication among the parties regarding matters related to this Letter Agreement.

(k) Bellus, FB Health and Alzheon acknowledge and agree that FB Health shall assign to Alzheon, and Alzheon shall assume, exercise and perform, all of FB Health’s rights and obligations under [ * ]. Bellus, FB Health and Alzheon further acknowledge and agree that FB Health shall assign to Alzheon, and Alzheon shall assume, exercise and perform, all of FB Health’s rights and obligations under [ * ].

(l) Bellus, FB Health and Alzheon acknowledge and agree that Alzheon shall be deemed to be an FB Health Indemnitee for all purposes under the Bellus License Agreement.

(m) Bellus shall not sell, assign or otherwise transfer the Bellus License Agreement or any Licensed Technology to any Person (including any Affiliate of the Licensor) except to (x) a wholly-owned direct or indirect subsidiary of Bellus or (y) a successor corporation or entity in accordance with clause (ii) of Section 13.7 of the Bellus License Agreement, and solely in each case if, prior to any such sale, assignment or transfer, such transferee has acknowledged and confirmed in writing to FB Health and Alzheon, all in a manner reasonably acceptable to FB Health and Alzheon, that, effective as of such sale, assignment or other transfer, such transferee shall be bound by the Bellus License Agreement as if it were a party to it as and to the identical extent applicable to Bellus with respect to the Bellus License Agreement and Licensed Technology. Bellus shall not incur or permit to exist (and shall cause each of its Affiliates not to incur or permit to exist), with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness).

(n) Bellus, FB Health and Alzheon acknowledge and agree that: (a) Alzheon shall be an express third party beneficiary of the Bellus License Agreement to the extent necessary to enforce its rights under this Letter Agreement and (b) Bellus shall be an express third party beneficiary of the Alzheon Sublicense Agreement to the extent necessary to enforce its rights under this Letter Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7. Notices. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission (to be followed with written fax confirmation), (c) sent by private courier service providing evidence of receipt, or (d) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties hereto are as follows:

If to Bellus:	BHI Limited Partnership
275 boul. Armand-Frappier
Laval, Quebec
H7V 4A7
Attention: Tony Matzouranis
Telecopier: [ * ]

With a copy to:	Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue
Suite 2600
Montreal, Quebec
H3A 3N9
Attention: Elliot Greenstone
Telecopier: [ * ]

If to FB Health:	FB Health S.p.A.
Via dei Sabini, 28 63100 Ascoli Piceno
Italy
Attention: Marco Marchetti, President and Chief Executive Officer
Telecopier: [ * ]

If to Alzheon:	Alzheon, Inc.
394 Lowell Street, Suite 9
Lexington, MA 02420
Attention: Martin Tolar, MD, PhD, Founder,
President and Chief Executive Officer
Telecopier: [ * ]

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by private courier, on the third (3rd) business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th ) business day following the day such mailing is made.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.    Miscellaneous.

(a)    Governing Law. This Letter Agreement will be construed, interpreted and applied in accordance with the Laws of the State of New York and the federal Laws of the United States of America applicable therein, excluding its body of law controlling conflicts of law. The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b)    Effect. To the extent that any of the provisions of the Bellus License Agreement or Alzheon Sublicense Agreement are contrary to or inconsistent with any provision of this Letter Agreement, the provisions of this Letter Agreement shall govern, and the Bellus License Agreement and/or Alzheon Sublicense Agreement, as applicable, shall be deemed to be amended hereby. No modification or amendment to this Letter Agreement shall be effective unless in writing with specific reference to this Letter Agreement and signed by authorized representatives of each of the parties hereto.

(c)    Waiver. The terms or conditions of this Letter Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any party hereto of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

(d)    Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Letter Agreement.

(e)    Assignment. No party hereto may assign, delegate or otherwise transfer this Letter Agreement, or any of its rights or obligations hereunder, other than in connection with a permitted assignment, delegation or other transfer of its corresponding rights or obligations under the Bellus License Agreement, the Alzheon Sublicense Agreement or this Letter Agreement, as applicable. Each party hereto agrees that, if it assigns or delegates its rights under the Bellus License Agreement or the Alzheon Sublicense Agreement, or any of the intellectual property licensed to FB Health or Alzheon thereunder, such party shall cause such assignee to be bound by the terms of this Letter Agreement. Each Party shall remain responsible for any failure to perform by any of its Affiliates to which it assigns, delegates or otherwise transfers any rights or obligations under this Letter Agreement in accordance with this Section 7(e). Any permitted assignee shall assume all obligations of its assignor under this Letter Agreement. Any purported assignment, delegation or other transfer in violation of this Section 7(e) shall be void. The terms and conditions of this Letter Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

(f)    Force Majeure. No party hereto shall be liable for failure of or delay in performing obligations set forth in this Letter Agreement, and no party hereto shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such party. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g)    Construction. The parties hereto acknowledge and agree that: (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Letter Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Letter Agreement; and (c) the terms and provisions of this Letter Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Letter Agreement.

(h)    Severability. If any provision(s) of this Letter Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable Law from time to time in effect, it is the intention of the parties that the remainder of this Letter Agreement shall not be affected thereby provided that a party’s rights under this Letter Agreement are not materially affected. The parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Letter Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Letter Agreement are to be effectuated.

(i)    Status. The status of each party under this Letter Agreement shall be that of an independent contractor. Nothing in this Letter Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between or among the parties or, except as expressly provided in this Letter Agreement, to grant any party the authority to bind or contract any obligation in the name of or on the account of any other party or to make any statements, representations, warranties or commitments on behalf of any other party.

(j)    Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Letter Agreement.

(k)    Counterparts. This Letter Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)    Interpretation. Unless a context otherwise requires, wherever used, (a) the singular shall include the plural, the plural the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); and (c) the word “including” is used without limitation and shall mean “including without limitation.”

(m)    Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Letter Agreement.

[Remainder of Page Intentionally Left Blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Please sign and return a copy of this Letter Agreement to us to acknowledge our mutual agreement on this matter. Thank you, again, for all of your assistance.

Sincerely,

FB HEALTH S.p.A.

Per:    /s/ Marco Marchetti

Name:  Marco Marchetti

Title:   President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

ALZHEON, INC.

Per:      /s/ Martin Tolar

Name:  Martin Tolar, MD, PhD

Title:   Founder, President and Chief Executive Officer

BHI LIMITED PARTNERSHIP

Per:      /s/ Roberto Bellini

Name:  Roberto Bellini

Title:    President and Chief Executive Officer

Per:      /s/ Tony Matzouranis

Name: Tony Matzouranis

Title:   Vice President, Business Development

cc:       Davies Ward Phillips

   1501 McGill College Avenue Suite 2600

   Montreal, Quebec

   H3A 3N9

   Attention:        Elliot Greenstone

   Telecopier:      514.841.6499

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.